Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on the 29th day of January, 2026

BETWEEN:

(1)	AUREUS GREENWAY HOLDINGS INC., a company incorporated in the State of Nevada with its address at 2995 Remington Boulevard, Kissimmee, Florida 34744 (hereinafter called the “Company”); and

(2)	Matthew John Saker of (hereinafter called the “Employee”).

(The Company and the Employee shall hereinafter collectively be referred to as the “Parties” and, where the context permits, individually as the “Party”.)

WHEREAS:

The Company wishes to engage the Employee and the Employee is willing to be engaged as an interim full time employee of the Company subject to the terms and conditions of this Agreement, and the Employee agrees that by entering into this Agreement, the Employee has effectively resigned from any current role with the Company other than that contemplate herein.

NOW THE PARTIES HEREBY AGREE as follows:-

1.	INTERPRETATION

1.01	In this Agreement, Unless the context requires otherwise:

“Board” means the board of directors of the Company from time to time;

“Confidential Information” means all information, know-how and records (in whatever form held) that is confidential or not generally known in any way in connection with the business of the Group including (without prejudice to the generality of the foregoing) all formulas, designs, specifications, ingredients, data, manuals and instructions and all customer and supplier lists, sales information, business plans and forecasts and all technical or other expertise and all computer software and all accounting and tax records, correspondences, orders and enquiries;

“Group” means the Company and its subsidiaries from time to time and “member of the Group” shall be construed accordingly;

“month” means calendar month; and

“year” means calendar year.

1.02	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.03	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.	APPOINTMENT

The Company hereby engages the Employee as and the Employee hereby agrees to assume the position of Interim Chief Executive Officer of the Company upon and subject to the terms and conditions of this Agreement. The Employee’s appointment hereunder shall be effective as of January 30, 2026 (the “Effective Date”).

3.	DUTIES

The Employee shall, during the continuance of this Agreement:-

(a)	be responsible for planning and execution of the Group’s strategies, managing of overall operations of and setting the Group’s strategic decision;

(b)	devote the whole of his time, attention and skills, both during normal business hours and at such other times as may be necessary for the proper and efficient conduct of the Employee’s duties hereunder (subject to appropriate holidays and vacation time as herein provided), exclusively to the performance of his duties hereunder;

(c)	act at all times in the best interests of the Group;

(d)	carry out his duties under this Agreement faithfully, diligently and in a professional manner; and

(e)	carry out all such other duties and responsibilities as the Board shall reasonably determine and designate from time to time.

4.	REMUNERATION

4.01	As compensation for services to the Company, you will receive upon execution of this Agreement:

i.	Grant: The Company agrees to grant and issue to you 150,000 shares of Common Stock of the Company (the “Restricted Stock”) as of the Effective Date (the “Date of Grant”) as direct compensation for your services as Interim Chief Executive Officer.

a)	This grant is made as a contractual obligation of the Company, independent of and not pursuant to any equity compensation plan. The Restricted Stock shall be issued in your name subject to the transfer restrictions and vesting schedule set forth herein.

ii.	Vesting Schedule and Release of Transfer Restrictions.

a)	The Restricted Stock shall vest 100% as of the Date of Grant (the “First Vesting Date”). All Restricted Stock shall be fully vested and free from transfer restrictions imposed by this Agreement on the Date of Grant.

b)	Notwithstanding the vesting schedule in Section 4.ii(a), the actual issuance and registration of the Restricted Stock in your name shall be conditioned on your continued service to the Company and your compliance with this Agreement. The Company’s obligation to issue the vested Restricted Stock is conditioned as follows:

(i)	Termination for Reasons Other Than Removal or Cause. In the event that your service as Interim Chief Executive Officer terminates for any reason other than removal by the Board or termination for cause, the Company shall issue to you the full 150,000 shares of Restricted Stock.

(ii)	Termination by Removal or for Cause. In the event that you are removed from your position by the Board for any reason or your employment is terminated for cause, all shares of Restricted Stock shall be forfeited immediately without payment or consideration, and the Company shall have no obligation to issue any shares to you.

(iii)	Voluntary Resignation. In the event that you voluntarily resign from your position as Interim Chief Executive Officer, the Company shall issue to you the full 150,000 shares of Restricted Stock that have vested as of your date of resignation.

c)	Share Certificates and Registration. Upon the satisfaction of all conditions and issuance of the Restricted Stock, the shares representing the Restricted Stock will be registered in your name in book-entry format by the Company’s transfer agent. The shares shall bear a restrictive legend substantially as follows: ‘The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered for sale, sold, pledged or hypothecated in the absence of an effective registration statement as to these shares under the Act or an opinion of counsel satisfactory to the Company that such registration is not required.’ You acknowledge that the shares will be subject to applicable restrictions on transfer under the federal securities laws, including Rule 144 of the Securities Act, which may limit your ability to sell or otherwise transfer such shares without compliance with applicable holding period requirements and volume limitations.

d)	Encumbrances Following Vesting. Once the Restricted Stock has been issued to you per the terms of this Section 4, such shares shall be free and clear of any transfer restrictions pursuant to this agreement (other than those imposed by applicable securities laws or Company insider trading policies) and may be freely pledged, assigned or otherwise encumbered by you.

4.02	The Employee shall be reimbursed by the Company for all reasonable travelling, entertainment and other out-of pocket expenses that have been properly incurred by the Employee in the performance of his duties hereunder provided that any such claim for reimbursement made by the Employee shall be supported by the relevant receipts and/or any other documentary evidence as the Company may reasonably require.

5.	HOLIDAY, ANNUAL LEAVE AND OTHER BENEFITS

5.01	The Employee shall be entitled to 18 days’ paid annual leave in each year of the Employee’s engagement hereunder on completion of 12 consecutive months’ service to be taken at such time or times as the Board shall consider most convenient having regard to the requirements of the business of the Group. Leave cannot be accumulated from one year to the next year. No payment will be made in lieu of any untaken leave.

6.	TERMINATION

6.01	One-month notice of termination in writing or salary in lieu of notice may be given at any time by either Party.

6.02	Termination for whatever reason shall not relieve the Parties of their respective obligations arising or accrued prior to termination or of obligations which expressly or by necessary implication continue after termination.

6.03	The Employee hereby undertakes to the Company that upon termination of this Agreement for whatever reason or at any time thereafter, the Employee shall at the request of the Company resign as a director on the board of any member of the Group (if any) and from any other offices for the time being held by the Employee in any member of the Group (if any) without any claim for compensation for loss of such office(s) except as provided by this Agreement.

6.04	If at any time during the term of his employment hereunder the Employee:

(a)	is guilty of or commits any serious misconduct which in the absolute opinion of the Board is in any way detrimental to the interests of any member of the Group;

(b)	is in material breach of any of the terms of this Agreement;

(c)	commits any act of bankruptcy or becomes insolvent or makes any arrangements or composition with his creditors generally;

(d)	is convicted of any criminal offence involving his integrity or honesty; or

(e)	embezzles or misappropriates the funds of any member of the Group;

the Company may terminate this Agreement forthwith without any notice or payment in lieu of notice and upon such termination the Employee shall not be entitled to any bonus or any payment whatsoever for or in respect of the then current year of service or to claim any compensation or damages for or in respect of or by reason of such determination.

6.05	The Company may terminate the Employee’s employment if the Employee’s mental or physical condition, including alcohol and / or substance abuse, renders the Employee incapable of performing his duties under this Agreement in a manner reasonably satisfactory to the Company’s board of directors for a period of more than ninety (90) days; however, the Company shall continue to employ the Employee, without pay or other remuneration, if such employment is necessary for the continuance of the Employee’s disability benefits.

6.06	The Parties hereby acknowledge and agree that upon termination of this Agreement, Clauses 7, 8 and 9 shall survive and shall continue to be legally binding on the Parties.

7.	CONFIDENTIAL INFORMATION

7.01	The Employee shall not at any time during the term of his appointment hereunder or after the termination of this Agreement without limit in point of time:-

(i)	use, take away, conceal or destroy any Confidential Information for his own purpose or for any purpose other than that of the Group;

(ii)	divulge or communicate to any person any Confidential Information except to those of the employees or officials of the Group whose province is to know the same; or

(iii)	through any failure to exercise all due care skill and attention cause any unauthorised disclosure of any Confidential Information, including without limitation Confidential Information:-

(a)	relating to the dealings, organisation, business, finance, transactions or any other affairs of the Group or its clients or customers;

(b)	in respect of which any such company is bound by an obligation of confidence to any third party; or

(c)	relating to the working of any process or invention which is carried on or used by any company in the Group or which he may discover or make during the appointment hereunder;

but so that these restrictions shall cease to apply to any information or knowledge which may (otherwise than through the default of the Director) become available to the public generally or otherwise required by law or any applicable regulations to be disclosed.

7.02	All notes, memoranda, records and writings made by the Employee in relation to the business of the Group or concerning any of his dealings or affairs or the dealings or affairs of any clients or customers or investments of the Group shall be and remain the property of the Group and shall be handed over by him to the Company (or to such other company in the Group as the Company may direct) from time to time on demand and in any event upon his leaving the service of the Company and the Employee shall not retain any copy thereof.

8.	FORMER SERVICE AGREEMENTS; CANCELLATION OF PRIOR DIRECTOR APPOINTMENT AND EQUITY AWARDS

8.01	This Agreement shall be in substitution for and supersede any previous employment contracts, service agreements, arrangements or undertakings entered into between any company in the Group and the Employee and for any terms of employment previously in force between any such company and the Employee.

8.02	The Employee acknowledges and agrees that effective as of the Effective Date of this Agreement, all prior equity awards, grants, or rights granted or issued to the Employee by the Company are hereby immediately and completely cancelled, forfeited, and terminated without any compensation, consideration, or payment of any kind. Such cancelled equity awards shall include, without limitation:

(a)	All outstanding stock options granted to the Employee as compensation for his prior service as an independent director, including any stock options previously granted under the Company’s 2026 Equity Incentive Plan or any other equity plan, whether vested or unvested, exercisable or not yet exercisable;

(b)	All unvested restricted stock units, restricted stock awards, or other equity awards previously granted to the Employee;

(c)	All rights, whether vested or unvested, to purchase, acquire, or receive any shares of Common Stock of the Company under any prior grant, agreement, or arrangement; and

(d)	All accumulated but unpaid dividends, dividend equivalents, or other rights attached to or arising from any cancelled equity awards.

8.03	The Employee hereby acknowledges that he has no claim of any kind against any company in the Group and without prejudice to the generality of the foregoing. He further acknowledges that he has no claim for damages against any company in the Group for the termination of any previous employment contracts, service agreements, arrangements or undertakings for the sole purpose of entering into this Agreement.

8.04	The terms hereof may not be modified, altered, varied or added to except by agreement in writing signed by the Parties hereto. None of the rights or duties of the Employee under this Agreement may be assigned, transferred or sub-contracted.

8.05	This Agreement embodies all of the terms and provisions of and relating to the appointment of the Employee by the Company.

9.	GENERAL PROVISIONS

9.01	Any notice, demand or other communication from the Company to the Employee:-

(a)	may be sent by facsimile or other written form of electronic communication to the last known address of the Employee as the case may be;

(b)	if sent by facsimile or other form of electronic communication, shall be treated as served at the time of sending.

Any notice by the Employee to the Company may only be sent by personal delivery or post addressed to the Company and will only be effective when received.

9.02	Any accommodation or indulgence or failure to enforce a right shall not be construed as a waiver of the right of any Party exercisable under this Agreement unless a waiver shall be specifically stated in writing signed by the Party to be charged.

9.03	No amendments or changes shall be made to this Agreement unless agreed to in writing between the Parties.

9.04	The formation, validity, performance and interpretation of this Agreement and of each Clause and part hereof shall be governed by the laws of the State of New York, USA and the Parties agree to submit to the non-exclusive jurisdiction of the courts of the State of New York, USA.

SIGNED by	)
)
for and on behalf of	)
AUREUS GREENWAY HOLDINGS INC.	)	/s/ Lui Wai Sing
	)	Signatures
	By:	Lui Wai Sing
Chief Financial Officer

SIGNED by	)
MATTHEW SAKER	)
	)	/s/ Matthew Saker
	)	Signature

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